EXHIBIT 99.1
                                                                    ------------

               THREE RIVERS BANCORP ANNOUNCES RESULTS OF ELECTION

     MONROEVILLE, Pa. September 27, 2002 /PRNewswire/ -- Three Rivers Bancorp, Inc. (Nasdaq: TRBC) announces the results of the election process by which its shareholders elected the form of consideration they wish to receive for their shares of Three Rivers common stock in the merger of Three Rivers with and into Sky Financial Group, Inc. As a result of the election process, and because 75% of the total merger consideration will be in the form of Sky Financial common stock and 25% the total merger consideration will be paid in cash, Three Rivers shareholders may expect to receive the following upon consummation of the merger:

     o    Each Three  Rivers  shareholder  who  elected  to  receive  75% of the
          consideration   in  Sky   Financial   common  stock  and  25%  of  the
          consideration in cash may expect to receive stock and cash in accordance with that election.

     o Each Three Rivers shareholder who elected to receive 100% of the consideration in Sky Financial common stock may expect to receive stock for all of such shareholder's shares of Three Rivers common stock.

     o Each Three Rivers shareholder who owns 100 or fewer shares of Three Rivers common stock who elected to receive 100% of the consideration in cash may expect to receive cash for all of such shareholder's shares of Three Rivers common stock.

     o Each Three Rivers shareholder who owns more than 100 shares of Three Rivers common stock and who elected to receive 100% of the consideration in cash may expect to receive Sky Financial common stock for approximately 63% of such shareholder's shares of Three Rivers common stock and cash for approximately 37% of such shareholder's shares of Three Rivers common stock.

     o Each Three Rivers shareholder who either did not submit a valid election form by the election deadline or marked "no election" on the election form may expect to receive stock for all of such shareholder's shares of Three Rivers common stock.

     Three Rivers shareholders who will receive cash for all or any portion of their shares will receive such cash at the rate of $18.27 per share of Three Rivers common stock. Three Rivers shareholders who will receive Sky Financial common stock for all or any portion of their shares will receive such stock at the rate of 0.80 shares of Sky Financial common stock per share of Three Rivers common stock, except that fractional shares will be paid in cash based on the recent market value of Sky Financial common stock.

     Subject to satisfaction of all of the conditions to closing, the merger is expected to be consummated on October 1, 2002.

         Three Rivers is the bank holding company for Three Rivers Bank and Trust Company, which operates through 25 locations in Allegheny, Washington, and Westmoreland Counties in western Pennsylvania. Three Rivers Bank also operates 25 ATMs that are affiliated with a regional and national ATM network.

     Sky Financial is a diversified financial holding company headquartered in Bowling Green, Ohio. Sky Financial operates over 200 financial centers and over 200 ATMs serving communities in Ohio, Pennsylvania, Michigan, Indiana and West Virginia. The company's related financial service affiliates include Sky Bank, Sky Trust, Sky Financial Solutions, Sky Access, Celaris Group, Picton Cavanaugh and Meyer & Eckenrode Insurance Group. Sky is located on the web at www.skyfi.com.

SOURCE:  Three Rivers Bancorp, Inc.

Website:  HTTP://WWW.TRBC.NET